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                                                                    EXHIBIT 23.2

The Board of Directors
Group Maintenance America Corp.:

  We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Historical and Pro Forma Financial Data" and "Experts" in the prospectus.

KPMG Peat Marwick LLP

Houston, Texas

April 30, 1998